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                                                                  Exhibit (A)(6)


                                    Offer by

                             Intercorp Excelle Inc.

                              to Purchase for Cash
                          all Outstanding Common Shares

                                       at

                           $1.15 Net Per Common Share

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       THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK
         CITY TIME, ON DECEMBER 17, 2001, UNLESS THE OFFER IS EXTENDED.
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                                                                November 1, 2001


To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

         We have been appointed by Intercorp Excelle Inc., an Ontario corporation (the "Company"), to act as Information Agent in connection with the Company's offer to purchase for cash all outstanding shares of its common stock, no par value per share (the "Common Shares"), of the Company at a price of $1.15 per Common Share, net to the seller in cash, subject to any required withholdings on account of U.S. or Canadian taxes and upon the other terms and subject to the conditions set forth in the Company's Offer to Purchase, dated November 1, 2001 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with the Offer to Purchase, constitute the "Offer"), enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Common Shares registered in your name or in the name of your nominee.

         THE OFFER IS CONDITIONED UPON CERTAIN FACTORS. SEE "THE OFFER - 8. CONDITIONS TO THE OFFER" OF THE OFFER TO PURCHASE.

Enclosed for your information and use are copies of the following documents:

         1. Offer to Purchase, dated November 1, 2001;

         2. Letter of Transmittal to be used by holders of Common Shares in accepting the Offer and tendering Common Shares;

         3. Notice of Guaranteed Delivery to be used to accept the Offer if the Common Shares and all other required documents are not immediately available or cannot be delivered to Continental Stock Transfer & Trust Company (the "Depositary") by the Expiration Date or if the procedure for book-entry transfer cannot be completed by the Expiration Date; or if the procedure for book entry transfer cannot be completed by the Expiration Date;

         4. A letter to shareholders of the Company from the Co-Chairman of the Board of Directors of the Company;

         5. A letter that may be sent to your clients for whose accounts you hold Common Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

         6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and


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         7. Canada Customs and Revenue Agency form T2062E Request By A
Non-Resident of Canada For A Certificate of Compliance Related to the Disposition of Taxable Canadian Property and instructions for completing same; and

         8. Return envelope addressed to the Depositary.

         WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 17, 2001, UNLESS THE OFFER IS EXTENDED.

         In all cases, payment for Common Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates evidencing such Common Shares (or a confirmation of a book-entry transfer of such Common Shares into the Depositary's account at one of the Book-Entry Transfer Facilities (as defined in the Offer to Purchase)), a Letter of Transmittal (or facsimile thereof) properly completed and duly executed and any other required documents.

         If holders of Common Shares wish to tender, but cannot deliver their certificates or other required documents, or cannot comply with the procedure for book-entry transfer, prior to the expiration of the Offer, a tender of Common Shares may be effected by following the guaranteed delivery procedure described under "The Offer -- 3. Procedures for Accepting the Offer and Tendering Common Shares" in the Offer to Purchase.

         The Company will not pay any fees or commissions to any broker, dealer or other person (other than the Depositary and the Information Agent as described in the Offer) in connection with the solicitation of tenders of Common Shares pursuant to the Offer. However, the Company will reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Company will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Common Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

         Any inquiries you may have with respect to the Offer should be addressed to MacKenzie Partners, Inc., the Information Agent, at its address and telephone number set forth on the back cover page of the Offer to Purchase.

         Additional copies of the enclosed material may be obtained from the Information Agent, at the address and telephone number set forth on the back cover page of the Offer to Purchase.

                                                  Very truly yours,


                                                  MACKENZIE PARTNERS, INC.


          NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU, OR ANY OTHER PERSON, THE AGENT OF THE COMPANY, THE INFORMATION AGENT OR THE DEPOSITARY, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENT AND THE STATEMENTS CONTAINED THEREIN.